Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-216660 and on Form S-3 and Registration Statement No. 333-207200 on Form S-8 of Commerce Union Bancshares, Inc. of our report dated March 3, 2017, related to the consolidated financial statements of Community First as of December 31, 2016 and 2015, and for the three-year period ended December 31, 2016, which appear in the annual report on Form 10-K of Community First, Inc. for the year ended December 31, 2016.

HORNE LLP

/s/ HORNE LLP

Memphis, Tennessee
March 16, 2018